Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Solid Biosciences Inc. of our report dated March 14, 2022, except for the effects of the reverse stock split discussed in Note 1 to the consolidated financial statements, as to which the date is October 28, 2022, relating to the financial statements, which appears in Solid Biosciences Inc.’s Definitive Proxy Statement on Schedule 14A filed on November 7, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 26, 2023